Exhibit 99.1

Liberty Interactive Completes Recapitalization into Two Tracking Stocks
Englewood, Colorado, August 9, 2012 - Today Liberty Interactive Corporation (the “Company”), completed a previously announced transaction whereby it recapitalized its common stock into two tracking stocks, the Liberty Interactive tracking stock and the Liberty Ventures tracking stock (the “recapitalization”). Immediately following the recapitalization, the Company distributed, by means of a dividend (the “distribution”), to holders of its Series A Liberty Interactive common stock and Series B Liberty Interactive common stock as of 5:00 p.m. New York City time on August 9, 2012 (the “distribution record date”) (i) shares of its newly created Series A and Series B Liberty Ventures common stock and (ii) transferable subscription rights to purchase shares of Series A Liberty Ventures common stock (each such right, a “Series A Right”) in a rights offering to follow the distribution.

In the distribution, (i) each holder of the Company's Series A Liberty Interactive common stock received (a) 0.05 of a share of Series A Liberty Ventures common stock for each share of Series A Liberty Interactive common stock held by them as of the distribution record date and (b) 1/3 of a Series A Right for each share of Series A Liberty Ventures common stock received by such holder in the distribution, and (ii) each holder of the Company's Series B Liberty Interactive common stock as of the distribution record date received (a) 0.05 of a share of Series B Liberty Ventures common stock for each share of Series B Liberty Interactive common stock held by them as of the distribution record date and (b) 1/3 of a Series A Right for each share of Series B Liberty Ventures common stock received by such holder in the distribution. Cash will be issued in lieu of fractional shares of Liberty Ventures common stock, and fractional Series A Rights were rounded up to the nearest whole right. No rights to purchase shares of Series B Liberty Ventures common stock were issued in the distribution.

The Company anticipates that the rights offering will commence once the per share subscription price of the Series A Rights has been determined and announced, as described in more detail in the proxy statement/prospectus contained in Amendment No. 3 to the Company's Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on June 29, 2012, relating to the recapitalization, distribution and the rights offering (the “Form S-4”).

The assets and liabilities attributed to each tracking stock group in connection with the recapitalization did not change materially from those amounts disclosed and discussed in the Form S-4, with the exception of the amount of anticipated outstanding principal under the QVC Bank Credit Facilities.  The Company previously disclosed an expected range of outstanding principal at the time of the recapitalization of $1.1 billion to $1.3 billion based on estimated cash balances at QVC, Inc. and outstanding principal on the date the Form S-4 was filed.  The Company notes that due to higher than expected cash balances at QVC as of the date of the recapitalization, the outstanding principal under the QVC Bank Credit Facilities was less than $900 million on the date of the recapitalization.  The Company cannot make any assurances that the balance of the QVC Bank Credit Facilities will remain constant.  The balance of the QVC Bank Credit Facilities fluctuates based on management's understanding and estimation of cash needs or surplus in any given period.
About Liberty Interactive Corporation
Liberty Interactive (Nasdaq: LINTA, LINTB) owns interests in a broad range of digital commerce businesses including QVC, Provide Commerce, Backcountry.com, Celebrate Interactive, Bodybuilding.com, Evite, and Expedia.
Liberty Interactive Corporation
Courtnee Ulrich, 720-875-5420